Exhibit 3.1

Delaware The First State Page 1 4823903 8100 Authentication: 203238049 SR# 20241421860 Date: 04-12-24 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WISA TECHNOLOGIES, INC.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF APRIL, A.D. 2024, AT 8:01 O`CLOCK A.M.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

WISA TECHNOLOGIES, INC.

WiSA Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is WiSA Technologies, Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended, and any amendments thereto (the “Certificate of Incorporation”), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on March 25, 2024.

THIRD: Article Fourth of the Certificate of Incorporation is hereby amended by inserting the following provision below the last sentence in Article Fourth of the Certificate of Incorporation:

“Upon the filing of this Amendment with the Secretary of State of the State of Delaware (the “2024 Effective Time”), each one hundred and fifty (150) outstanding shares of Common Stock outstanding immediately prior to the 2024 Effective Time (the “2024 Old Common Stock”) shall be combined and converted into one (1) share of Common Stock (the “2024 New Common Stock”) based on a ratio of one share of 2024 New Common Stock for each one hundred and fifty shares of 2024 Old Common Stock (the “2024 Reverse Split Ratio”). This reverse stock split (the “2024 Reverse Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth under this Article Fourth.

The 2024 Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of 2024 New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of 2024 New Common Stock shall be deliverable upon the 2024 Reverse Split, all of which shares of 2024 New Common Stock be rounded up to the nearest whole number of such shares. All references to “Common Stock” in these Articles shall be to the 2024 New Common Stock.

The 2024 Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis, except that the 2024 Reverse Split will be effectuated on a certificate-by-certificate basis for shares held by registered holders. For shares held in certificated form, certificates dated as of a date prior to the 2024 Effective Time representing outstanding shares of 2024 Old Common Stock shall, after the 2024 Effective Time, represent a number of shares of 2024 New Common Stock as is reflected on the face of such certificates for the 2024 Old Common Stock, divided by the 2024 Reverse Split Ratio and rounded up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of 2024 New Common Stock outstanding as a result of the 2024 Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the 2024 Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

FOURTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 5:00 p.m., New York Time on the date written below.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 12th day of April, 2024.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Brett Moyer, Chairman,
President and Chief Executive Officer